Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. TO PARTICIPATE IN ROUNDTABLE DISCUSSION ON RESOURCE TRANSFORMATION

RUTLAND, VERMONT (April 7, 2008) – Casella Waste Systems, Inc. (NASDAQ: CWST) announced today that John Casella, the company’s chairman and chief executive officer, will participate in a roundtable discussion by teleconference on resource transformation hosted by Canaccord Adams on Thursday, April 10, 2008 at 10:00 am EST.

Investors interested in joining the interactive roundtable should contact Nadine Miller, vice president, marketing & communications Canaccord Adams, at (617) 371-3842.  For further information, contact Ned Coletta, director of investor relations at (802) 772-2239, or visit the company’s website at http://www.casella.com.

The company indicated that, although the teleconference is not expected to include any material non-public information, a presentation will be made available to all investors on the company’s website. The presentation will be posted prior to the scheduled presentation time, and may be accessed via the Investors’ section of the company’s website at http://www.casella.com.

Casella Waste Systems is an integrated solid waste and resource management company headquartered in Rutland, Vermont. In addition to providing traditional solid waste collection, transfer and disposal services, in the fiscal year ended April 30, 2007, the company renewed the life-cycle of over 3.8 billion pounds of recyclable material (the equivalent of a line of fully loaded garbage trucks stretching from New York City to Omaha, Nebraska) and produced over 91,500 MWh of clean, renewable energy from landfill gas-to-energy facilities (enough energy to power a community of 33,000 people each year). It is the only solid waste services company participating in the U.S. Environmental Protection Agency’s Climate Leaders program to reduce greenhouse gases.

04/07/08